Exhibit 99.1

May 13, 2014

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES FIRST QUARTER RESULTS
Revenues increase 12% year over year
Net income of $106,000 compared to a net loss of $268,000

Cranford, New Jersey  -- May 13, 2014 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen week period ended March 29, 2014.

The Company reported net sales for the thirteen weeks ended March 29, 2014 of  approximately $3.9 million compared with net sales of approximately $3.4 million for the thirteen weeks ended March 30, 2013, an increase of 12%.

For the thirteen weeks ended March 29, 2014, the Company reported income before income taxes of $112,000 as compared with a loss of $262,000 before income taxes for the comparable 2013 period.  The Company also reported that its gross profit increased to $1,290,000 in the period ended March 29, 2014 from $1,004,000 in the period ended March 30, 2013 due primarily to the higher sales level.  The Company’s gross profit percentage increased to 33% for the period ending March 29, 2014 compared to 29% for the period ending March 30, 2013.  The increase in the Company’s gross profit percentage was due primarily to price increases in certain product and customer categories during the first quarter of 2014, eliminating certain promotional allowance programs that were in place during the 2013 thirteen week period and lower freight out costs for the first quarter of 2014 compared to the first quarter of 2013.

The Company had net income for the thirteen weeks ended March 29, 2014 of $106,000, or $0.02 per share, compared to a net loss of $268,000, or $0.05 per share, for the thirteen week period ended March 30, 2013.  As of March 29, 2014, the Company  had  approximately $185,000 in cash and cash equivalents and its working capital was approximately $2.8 million, compared with approximately $214,000 in cash and cash equivalents and working capital of $2.7 million at December 28, 2013.

Mr.  David Mintz, Chairman and Chief Executive Officer of the Company stated, “Our improved financial results for the first quarter of 2014 reflect our efforts to improve our sales and to cut our expenses. We believe that our sales will continue to improve during the remainder of fiscal 2014 due to the introduction of new products and price increases instituted in the first and second quarters of this year.  We continue to be optimistic about introducing a new frozen dessert pint line and stick novelty during the second quarter of 2014 and the planned introduction of several new dairy-free cheese products and frozen food entrée products throughout the balance of 2014.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and a Cheese Ravioli line, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Veggie Cheese Slices.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended March 29, 2014	Thirteen weeks ended March 30, 2013
Net sales	$3,857	$3,439
Cost of sales	2,567	2,435
Gross profit	1,290	1,004
Operating expenses	1,178	1,266
Income (loss) before income taxes	112	(262)
Income tax (expense)	(6)	(6)
Net income (loss)	$106	$(268)
Net loss per common share:
Basic and diluted	$0.02	$(0.05)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share and per share figures)

	March 29, 2014	December 28, 2013*
Assets
Current assets:
Cash and cash equivalents	$185	$214
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $278 and $277 respectively	2,266	1,954
Inventories, net of reserve of $150 and $150, respectively	1,894	1,844
Prepaid expenses	60	40
Deferred costs	154	138
Total current assets	4,559	4,190

Other assets	16	16
	$4,575	$4,206

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$993	$877
Accrued expenses	589	459
Deferred revenue	170	153
Total current liabilities	1,752	1,489

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at March 28, 2014,
         and 5,153,706 shares at December 28, 2013
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	2,771	2,665
Total stockholders’ equity	2,823	2,717
Total liabilities and stockholders’ equity	$4,575	$4,206

*           Derived from audited financial information.